Exhibit 10.6

PriceSmart, Inc.

9740 Scranton Road

San Diego, CA 92121-1745

Tel 858 404-8800

Fax 858 404-8848

www.pricesmart.com

[GRAPHIC]

May 20, 2004

Joe Satz, Esq.

Price Entities, Inc.

7979 Ivanhoe, Suite 520

La Jolla, CA. 92037

Re:	Santiago Agreement of Purchase and Sale (“Agreement”)

Dear	Joe,

Following up on our telephone conversation of yesterday, May 19, this will confirm that within three business days after the Effective Date the Title Commitment was ordered, per section 1.07 A of the Agreement, and that I currently have the following items:

1.	A survey of the Subject Property, with maps attached thereto;

2.	A Soils/Engineering Report with regard to the Subject Property;

3.	“As Built” plans for the Subject Property; and

4.	The Leases/Subleases referenced in Section 1.14A of the Agreement.

Per our discussion, you and I have agreed that all of these items may be hand-delivered to you within the next week. We have also agreed that the remaining items referenced in Sections 1.07 B and 1.14 will be delivered to you by the end of this month.

Additionally, we have agreed that Section 2.03 B of the Agreement is amended and shall hereafter be deemed to state the following:

Within fifteen (15) days after the Purchase Price has been adjusted pursuant to Section 1.04 B of this Agreement, the Boards of Directors of PriceSmart, Inc. and Inmobiliaria PriceSmart, S. A., and/or an authorized Committees of such Boards have approved the final terms and conditions of the sale to Purchaser of the Subject Property under this Agreement.

Joe, I trust this is consistent with your understanding, and I would appreciate receiving a countersigned copy of this letter for my files.

Thank you.

Very Truly Yours, PriceSmart, Inc.

/s/ Robert M. Gans
Robert M. Gans
Executive Vice President & General Counsel

RMG:pss

Accepted:

/s/ James F. Cahill	Dated: MAY 25, 2004
James F. Cahill
The Price Group, LLC